 Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Prospectus of Jinxuan Coking Coal Limited (the “Company”) on Form F-1 Post-effective Amendment # 1 (File Number 333-222784) of our report (which contains an explanatory paragraph as to the Company’s ability to continue as a going concern) dated April 30, 2018, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2017 and 2016, for the years ended December 31, 2017, 2016 and 2015 appearing in the Prospectus. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

New York, New York

June 20, 2018

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumbp.com